SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into by and among Avocent Corporation (“Avocent”), Apex Inc. (“Apex”), and Barry L. Harmon (“Mr. Harmon”) to set forth the terms and conditions of the termination of Mr. Harmon’s employment with Avocent and Apex.  Avocent and Apex are collectively referred to as “Employer” in this Agreement.

1.             Termination of Employment.  Effective at the close of business on Friday, September 28, 2001, Employer and Mr. Harmon hereby agree that Mr. Harmon will resign as an employee and officer of Employer and its affiliates.

2.             Benefits.  In consideration for (i) the complete release from Mr. Harmon described in Section 8 of this Agreement and (ii) the extension of Mr. Harmon’s noncompetition obligation described in Section 11 of this Agreement, Employer and Mr. Harmon agree that, subject to compliance by Mr. Harmon with the terms and conditions of this Agreement and in exchange for Mr. Harmon’s signature on this Agreement and on Attachments A, B and C, Mr. Harmon will:

(a)           through September 28, 2002, receive a biweekly payment of $9,809.60 (less required withholding and deductions);

(b)           on September 28, 2001, vest in options to purchase 115,866 shares of common stock of Avocent Corporation (all exercisable at $15.894849 per share) under the terms and conditions of the Apex Employee Stock Plan (it being acknowledged by the parties that, immediately prior to September 28, 2001, Mr. Harmon will also be vested in unexercised options to purchase a total of 265,808 shares pursuant to the Apex Employee Stock Plan, pursuant to options granted on December 8, 1998 and March 12, 1999);

(c)           on September 28, 2001, vest in options to purchase 110,000 shares of common stock of Avocent Corporation (70,000 exercisable at $52.4375 per share and 40,000 exercisable at $22.36 per share) under the terms and conditions of the Avocent Corporation 2000 Stock Option Plan (it being acknowledged by the parties that, immediately prior to September 28, 2001, Mr. Harmon will also be vested in unexercised options to purchase a total of 30,000 shares pursuant to the Avocent Corporation 2000 Stock Option Plan, pursuant to options granted on September 18, 2000 and May 25, 2001);

(d)           on January 2, 2002, receive a payment of $130,496.39 (less required withholding and deductions), representing $104,447.00 as his average annual bonus for the preceding two years and $26,049.39 for accrued but unused vacation;

(e)           through September 28, 2002, be eligible for benefits, including life insurance, Section 401(k) Plan and cafeteria plans, and employee and dependent coverage under Employer’s medical and dental plans to the same extent as available to other Employer employees; and

(f)            through December 28, 2002, be able to exercise vested options (including by means of cashless exercise with a trade for taxes) under the Apex Employee Stock Plan and the Avocent Corporation 2000 Stock Option Plan (including any options that become vested as a result of any acceleration provisions described in the Restated Employment Agreement defined below or in this Section 2).

                Other than as expressly set forth herein, Mr. Harmon hereby waives his right to receive a lump sum severance payment pursuant to Section 4.2 of that certain Amended and Restated Employment and Noncompetition Agreement among Avocent, Apex, and Mr. Harmon dated as of October 31, 2000 (the “Restated Employment Agreement”).  Mr. Harmon acknowledges and agrees that the benefits in this Section 2 include payment for all his wages and all his accrued but unused vacation, personal, and sick time through September 28, 2001, and Mr. Harmon further acknowledges that he will not accrue any additional vacation or be eligible for any additional incentive or bonus payments from Avocent or Apex for 2001 or thereafter (except amounts previously paid to him and any matching 401(k) contribution that Employer makes on behalf of all eligible employees for compensation in 2001).

3.             Performance of Duties; Pay.  Mr. Harmon agrees that, through the close of business on September 28, 2001, he will help Employer transition the duties he formerly performed as Senior Vice President of West Coast Operations.  Effective on September 7, 2001, Mr. Harmon will be relieved of his regular, day-to-day responsibilities with Employer, and he agrees that, through September 28, 2002, he will be reasonably available upon reasonable advance notice to confer and consult with Employer on matters with which he is familiar.  Mr. Harmon’s obligations pursuant to this Section 3 shall, from and after September 7, 2001, amend and supersede Mr. Harmon’s obligations pursuant to Section 1 of the Restated Employment Agreement.  Mr. Harmon acknowledges that he will be entitled to receive the consideration specified in Section 2 of this Agreement only if he is not in material breach of this Agreement (including the obligation to provide the services described in this Section 3 and the confidentiality and noncompetition obligations described in Section 11 of this Agreement), and only if he signs and returns Attachment A confirming that he does not revoke the Agreement, and provided that Attachment A is signed not fewer than eight (8) calendar days after Mr. Harmon signs this Agreement.  Mr. Harmon also understands and agrees that, as an additional condition to receiving or retaining the consideration (including any Avocent shares received on the exercise of stock options) provided for in Section 2 of this Agreement, Mr. Harmon must execute and return to Employer the Confirmation of Separation and General Release Agreement attached as Attachment B, which may not be signed any earlier than September 28, 2002.  In the event that Avocent determines that Mr. Harmon is in material breach of his obligations pursuant to this Section 3, Avocent will, not less than five (5) business days prior to withholding any consideration specified in Section 2 of this Agreement, provide Mr. Harmon with written notice of such material breach.

4.             Medical Insurance.  Pursuant to his rights under the federal COBRA statute and regulations and subject to the conditions of COBRA, Mr. Harmon and his eligible dependents have the opportunity to continue group medical insurance after September 28, 2002, through Employer for a period of 18 months at his expense.

5.             Mutual Nondisparagement.  Mr. Harmon agrees that he will not make any disparaging or derogatory remarks about Avocent or Apex, their affiliates, or any of their officers, directors, employees, or products.  Avocent, Apex, and their officers, directors, and employees agree not to make any disparaging or derogatory remarks about Mr. Harmon or his performance at Employer.

6.             Return of Property.  Mr. Harmon agrees to return all of Employer’s property in his possession or under his control, including, but not limited to, laptop computer, files, documents of any kind, credit cards, access codes to software and the telephone system, and keys; provided, however, that Mr. Harmon shall be entitled to retain possession and use of his cell phone through September 28, 2002.  Such property shall be returned no later than September 7, 2001.

7.             Covenant Not to Sue.  Mr. Harmon represents that he has not filed any complaints, charges, or lawsuits against Avocent or Apex or any of their affiliates, and Mr. Harmon agrees that he will not do so at any time hereafter other than to enforce the terms of this Agreement.  Employer represents that it has not filed any complaints, charges, or lawsuits against Mr. Harmon and that, on the date of this Agreement, its executive officers have no actual knowledge of any basis for doing so.

8.             Complete Release.  In consideration of the payments and other benefits (including the extension of the period during which his stock options may be exercised) described in Section 2, some of which Mr. Harmon is not otherwise entitled to receive and which are given to him specifically in exchange for this release (and for the extension of the noncompetition provision as described in Section 11) as a result of negotiations between himself and Employer, Mr. Harmon, on behalf of himself and his heirs, successors, and assigns, releases and discharges Avocent, Apex, and their affiliated and predecessor organizations, their employee benefit plans, their current and former directors, officers, agents, employees, and attorneys, and each of their respective successors and assigns (the “Released Parties”), from any and all claims, charges, causes of action, and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Harmon’s employment with Employer or the termination of his employment relationship with Employer arising prior to the effective date of this Agreement.  Mr. Harmon specifically acknowledges and agrees that the payments and other benefits described in this Agreement are a full and complete satisfaction of all obligations owed by Employer to him under the terms and conditions of the Restated Employment Agreement, and Mr. Harmon hereby waives and release any rights under such Restated Employment Agreement.

For the purposes of implementing a full and complete release and discharge of Employer and the other Released Parties, and each of them, Mr. Harmon expressly acknowledges that this Separation and General Release Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, The Americans with Disabilities Act, the Washington Law Against Discrimination (or any other state or local law against discrimination), The Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

                9.             Voluntary Agreement; Full Understanding; Advice of Counsel.  Mr. Harmon understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.  Mr. Harmon acknowledges that he has been given at least twenty-one (21) days after receipt of this document during which to consider whether he wanted to sign it (but that he need not wait 21 days if he so desires).  Mr. Harmon also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has consulted with his legal counsel, and that he executes this Agreement only after full reflection and analysis.

                10.          Nonadmission.  This Separation and General Release Agreement shall not be construed as an admission of wrongdoing by Employer or by Mr. Harmon.

                11.          Confidentiality and Noncompetition.

(a)           The parties agree to keep the terms of this Agreement confidential, and not to disclose them to anyone other than their respective accountants, attorneys, tax authorities and other agents with a need to know and, in the case of Mr. Harmon, his immediate family.  Notwithstanding the foregoing, Avocent may disclose the terms of this Agreement to the extent necessary to comply with applicable laws, rules and regulations, in particular those of the Securities and Exchange Commission.  After any disclosure of information deemed confidential pursuant to this Agreement by a party hereto, the terms so disclosed shall no longer be subject to the confidentiality obligations of this Section 11.  Mr. Harmon also agrees to keep confidential any proprietary or confidential information he has regarding Avocent and Apex and their affiliates which he has obtained during his employment with Employer, and not to disclose any such information without the prior written approval of Employer.  Notwithstanding the foregoing, Mr. Harmon and Employer agree and acknowledge that Employer will issue a press release (the “Press Release”), and may engage in communications with shareholders and analysts, relating to Mr. Harmon’s resignation.  Mr. Harmon and Employer agree to cooperate in the preparation of the Press Release and in communications with shareholders and analysts.  Mr. Harmon and Employer agree that any conversations with shareholders and analysts will not be inconsistent with the Press Release.  Mr. Harmon agrees that he will not convey to shareholders or analysts any proprietary or confidential information of Avocent, Apex or their affiliates.

                                (b)           In consideration of the payments and other benefits (including the extension of the exercise period for his stock options) described in Section 2, some of which Mr. Harmon is not otherwise entitled to receive and which are given to him specifically in exchange for this extension of the noncompetition provision (and for the complete release as described in Section 8) as a result of negotiations between himself and Employer, Mr. Harmon acknowledges and agrees as follows:

                                                (i)            through September 28, 2002, Mr. Harmon shall not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or stockholder of any company or business, engage in any business activity in the United States, Canada or Europe which is substantially similar to or in direct competition with any of the business activities of or services provided by Avocent, Apex, or any subsidiaries of Avocent or Apex.  Mr. Harmon acknowledges that Employer’s current business consists of designing, manufacturing and selling console (KVM) switching systems, digital connectivity solutions, serial connectivity devices, extension and remote access products, and display products.

                                                (ii)           through September 28, 2003, Mr. Harmon shall not, directly or indirectly, become an officer, partner, director, employee, consultant, agent, independent contractor, or stockholder of Raritan Computer Inc., Rose Electronics, CCC Network Systems, Inc., Belkin Components (each, a “Competitor”) or any corporation or partnership that controls, is controlled by or is under common control with a Competitor.

12.          Applicable Law.  This Agreement shall be interpreted in accordance with the laws of the State of Washington, without giving effect to any conflicts of law principles.

13.          Notice.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (b) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Mr. Harmon, at his address as set forth beneath his signature to this Agreement, and (ii) if to Avocent, at the address of its principal corporate offices at 4991 Corporate Drive, Huntsville, Alabama 35805 (attention:  Mr. Doyle Weeks) with a copy to Avocent (attention:  General Counsel), 9911 Willows Road N.E., Redmond, Washington 98052, or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

                14.          Arbitration.  Any and all disputes arising out of or relating to the interpretation or application of this Agreement or the breach thereof shall be resolved by arbitration in King County, Washington using a single arbitrator, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The award shall be in writing.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In the event it is necessary for either party to commence arbitration in connection with this Agreement or its breach, the prevailing party in such arbitration shall be entitled to reimbursement for its reasonable costs and attorneys’ fees incurred.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Avocent Corporation	Barry L. Harmon

By: /s/ Doyle C. Weeks	/s/ Barry L. Harmon
Its: Executive Vice President	Date: August 28, 2001
Date: August 28, 2001

Address:

Apex Inc.

By: /s/ Doyle C. Weeks
Its: Executive Vice President
Date: August 28, 2001

ATTACHMENT A

STATEMENT OF NON-REVOCATION

AS OF THE DATE SHOWN ON THIS FORM

                By signing below, I hereby verify that I have chosen not to revoke my agreement to and execute of the Separation and General Release Agreement.  My signature confirms my renewed agreement to the terms of that Agreement, including the release and waiver of any and all claims relating to my employment with Apex Inc./Avocent Corporation and/or the termination of that employment.

_______________________________	_______________________________
Name (Please Print)	Social Security Number

_______________________________	_______________________________
Signature*	Date*

*DO NOT SIGN, DATE OR RETURN THIS DOCUMENT UNTIL EIGHT (8) DAYS AFTER YOU SIGN THIS SEPARATION AND GENERAL RELEASE AGREEMENT.

ATTACHMENT B

CONFIRMATION OF SEPARATION AND GENERAL RELEASE

By signing below, I hereby acknowledge and confirm my agreement to all the terms of the Separation and General Release Agreement (“Agreement”).  I also agree that, as of the date I sign this document, I release and waive any and all additional employment claims (e.g., statutory employment claims, wrongful discharge types of claims or related claims, breach of employment contract types of claims, but not claims for breach of the Agreement itself) I may have relating to my employment with Avocent Corporation and Apex Inc. and/or the termination of that relationship which I would not have but for my being an employee of Avocent Corporation and Apex Inc. since the time I signed the Agreement, as well as releasing and waiving any and all other claims referenced in Paragraph 8 of the Agreement to the extent permitted by law.

_______________________________	_______________________________
Barry L. Harmon	Date*

*DO NOT SIGN, DATE OR RETURN THIS DOCUMENT

BEFORE SEPTEMBER 28, 2002

ATTACHMENT C

RESIGNATION

Secretary

Avocent Corporation

4991 Corporate Drive

Huntsville, Alabama 35805

                I hereby resign as an employee and officer of Avocent Corporation and its affiliates effective as of September 28, 2001.

Barry L. Harmon